Exhibit 99.1

Ethan Allen Announces Plans to Expand Its Maiden, North Carolina Upholstery Operations and Exit Leased Facility in Chino, California

DANBURY, Conn.--(BUSINESS WIRE)--June 3, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today announced it will expand its upholstery manufacturing operations in Maiden, North Carolina as it transfers production from its upholstery operation in Chino, California.

The Chino facility lease expires in seven months and was the Company’s only leased manufacturing facility. The consolidation of the Chino operations will affect 65 employees plus an additional 137 contracted workers provided by employment agencies. The Company expects to record pre-tax restructuring, impairment, severance and other related charges of approximately $2.7 to $3.1 million, the majority of which will be non-cash in nature representing an after-tax impact of $1.7 to $2.0 million or $0.06 to $0.07 per diluted share. The majority of this charge is expected to be recorded in the quarter ending June 30, 2009.

The Maiden, North Carolina operation currently has 540 employees and with this change the Company expects to add 302 additional jobs over the next three years.

Farooq Kathwari, Chairman and CEO commented, “The severe recession has resulted in many challenges and also created opportunities to accelerate the reinvention process in establishing a stronger enterprise. We very much regret the impact of this consolidation to our Chino associates. Our plan to expand upholstery operations in Maiden, North Carolina, where we have been operating since 1949, will start immediately. We are pleased that the state and local governmental authorities in North Carolina worked with us in this transition.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network as of March 31, 2009 of 290 design centers in the United States and abroad, of which 159 are Company owned. Ethan Allen operates eight manufacturing facilities in the United States, which include two sawmills, and one manufacturing facility in Mexico. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media Contact:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer